Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
July 22, 2011	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Verizon Names Lowell McAdam as CEO;

Ivan Seidenberg to Remain Chairman

NEW YORK -- The Verizon Board of Directors has named Verizon President and COO Lowell C. McAdam as president and chief executive officer of Verizon Communications Inc. (NYSE, NASDAQ: VZ), effective Aug. 1, completing the company’s CEO succession process under way since 2010. Ivan G. Seidenberg will step down from the CEO role but remain chairman to continue to facilitate the transition.

McAdam will have responsibility for the operations of Verizon, including all business units and staff functions.

Seidenberg said, “Lowell’s appointment to CEO is testimony to his extraordinary record of achievement. As a member of Verizon’s executive leadership team since 2000 and COO over the last 10 months, Lowell has proven his ability to move the organization quickly and to focus on strong performance on behalf of our employees, our customers and our investors. His stellar leadership of Verizon Wireless and his outstanding 28-year career in the telecommunications

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industry have positioned Lowell to understand the potential of our company and the actions that need to be taken every day to attain that potential. The board and I are excited by what Lowell brings to our company: his outstanding character, his conviction and his dedication to Verizon’s success.”

In his current role, McAdam, 57, is responsible for all business operations at Verizon, including the strategic direction of the company’s products and technologies. He has served on the board of Verizon since March 2011 and on the board of Verizon Wireless since 2003, chairing the Verizon Wireless board since September 2010.

As president and CEO of Verizon Wireless until September 2010, McAdam led the premier wireless provider with the nation’s largest, most reliable wireless voice and 3G broadband data network. Prior to assuming this position in 2007, McAdam served as executive vice president and chief operating officer of Verizon Wireless from the company’s inception in 2000, helping to build the industry’s leading wireless company.

Previously, McAdam was president and CEO of PrimeCo Personal Communications, a joint venture owned by Bell Atlantic and Vodafone AirTouch. He also served as PrimeCo’s chief operating officer, responsible for overseeing the building, deployment and successful launch of the new company’s customer service operations and all-digital network.

McAdam has served as vice president-international operations for AirTouch Communications and was lead technical partner for cellular ventures in Spain, Portugal, Sweden, Italy, Korea and Japan. McAdam joined AirTouch as executive director of international applications and operations in 1993. Prior to that, he held various executive positions with Pacific Bell.

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He earned a bachelor’s degree in engineering from Cornell University and a master’s degree in business administration from the University of San Diego. He also spent six years in the U.S. Navy’s Civil Engineer Corps and is a licensed professional engineer.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 106 million total connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries, including all of the Fortune 500. A Dow 30 company, Verizon employs a diverse workforce of nearly 196,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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